Consent of Independent Registered Public Accounting Firm

The Board of Directors
LivePerson, Inc.:

We consent in this prospectus and the related registration statement to the use of our report dated March 16, 2005, with respect to the consolidated balance sheet of LivePerson, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus and the related registration statement.

/s/ KPMG LLP

New York, New York
August 1, 2006